Exhibit 99.1

Hippo Announces Intention to Complete a Reverse Stock Split

PALO ALTO, Calif. July 19, 2022 – Hippo Holdings Inc. (NYSE: HIPO) intends to file a proxy statement with the Securities and Exchange Commission in connection with a special meeting of stockholders to be held on August 31, 2022. The proxy statement will include a proposal for a reverse stock split at a ratio in the range of 1-for-20 to 1-for-30 and the reduction of the number of authorized shares of capital stock of the company by a corresponding proportion.

The reverse stock split to be proposed to Hippo stockholders in the proxy statement is intended to resolve the issue raised in a non-compliance notice Hippo received from the New York Stock Exchange (the “NYSE”) on July 19, 2022 regarding Section 802.01C of the NYSE Listed Company Manual due to the average closing price of the company’s common stock being less than $1.00 over a consecutive 30 trading-day period. The notification has no immediate effect on the listing or trading of Hippo’s common stock on the NYSE.

Hippo can regain compliance at any time within the six-month period following receipt of the NYSE notice if on the last trading day of any calendar month during the cure period the company has a closing price of at least $1.00 per share and an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of that month.

About Hippo

Hippo is protecting the joy of homeownership, helping to safeguard customers’ most important financial asset by harnessing the power of real-time data, smart home technology, and a growing suite of home services to deliver proactive home protection. Hippo Holdings Inc.’s (NYSE: HIPO) operating subsidiaries include Hippo Insurance Services, Hippo Home Care, First Connect Insurance Services, Spinnaker Insurance Company, Spinnaker Specialty Insurance Company, and Mainsail Insurance Company. Hippo Insurance Services is a licensed property casualty insurance agent with products underwritten by various affiliated and unaffiliated insurance companies. For more information, including licensing details, visit http://www.hippo.com.

Forward-looking statement safe harbor

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Hippo’s intent to file and disseminate a proxy statement with respect to a special meeting of Hippo’s stockholders and to effect a reverse stock split if approved by Hippo’s stockholders. These statements are based on the current expectations of Hippo’s management and are not predictions of actual events and circumstances. All forward-looking statements are difficult or impossible to predict and will differ from assumptions, and many actual events and circumstances are beyond the control of Hippo.

In particular, although Hippo intends to return to compliance with the NYSE’s continued listing standards, there can be no assurance that the company will be able to do so, whether as a result of the company’s inability to obtain stockholder approval for the reverse stock split or a further decline in the company’s stock price. In addition, the failure of the company to remain in compliance with other NYSE listing standards could also result in a delisting of Hippo’s common stock from the NYSE. Hippo also reserves the right, in its discretion, to abandon the reverse stock split at any time prior to filing the applicable amendment to its certificate of incorporation with the Delaware Secretary of State. Additional discussion of factors that could affect the company’s future results is contained in Hippo’s periodic filings with the SEC. In addition, forward-looking statements reflect Hippo’s expectations, plans, or forecasts of future events and views as of the date of this press release. Hippo anticipates that subsequent events and developments will cause Hippo’s assessments to change. However, while Hippo may elect to update these forward-looking statements at some point in the future, Hippo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Hippo’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Additional Information for Stockholders

Hippo encourages stockholders to read the definitive proxy statement (including any amendments or supplements) and other documents relating to the Special Meeting when they become available because they will contain important information. Stockholders may obtain a free copy of the definitive proxy statement (when filed) and other documents that Hippo files with the SEC at the SEC’s website at www.sec.gov. When filed, the definitive proxy statement may also be obtained for free from the Company by directing a request to Hippo Holdings Inc., 150 Forest Avenue, Palo Alto, California 94301, Attention: Investor Relations, or at investors@hippo.com.

Contacts

Investors:

Cliff Gallant, VP of Investor Relations

investors@hippo.com

Press:

Mark Olson

press@hippo.com